Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

PROSPERITY BANCSHARES, INC.,

PROSPERITY BANK

and

THE BANK OF NAVASOTA, N.A.

Dated as of May 1, 2007

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(continued)

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EXHIBITS

Exhibit A	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	Form of Affiliate Letter
Exhibit C	Form of Non-competition Agreement
Exhibit D	Form of Release by Directors and Executive Officers of the Bank
Exhibit E	Form of Release by the Bank

SCHEDULES

Schedule 3.2(d)	Voting Agreements and Buy-Sell Agreements
Schedule 3.4	Investments
Schedule 3.6	Loans
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.8(a)	Real Estate
Schedule 3.11	Litigation
Schedule 3.12(b)	Extension to File Tax Returns
Schedule 3.12(d)	Income Tax Returns
Schedule 3.12(f)	Income Sharing Agreements
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance
Schedule 3.15	No Conflict
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.20	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.21	Brokers and Finders
Schedule 3.26	Intellectual Property Rights
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(vii)	Retention, Severance and Termination Payments
Schedule 5.2(b)(xviii)	Capital Expenditures
Schedule 10.5	Termination of Employment and Salary Continuation Agreements

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization ("Agreement") dated as of May 1, 2007 is by and among Prosperity Bancshares, Inc. ("Prosperity"), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act ("GLB Act") and bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), Prosperity Bank ("Prosperity Bank"), a Texas banking association and wholly owned subsidiary of Prosperity, and The Bank of Navasota, N.A. (the "Bank"), a national banking association located in Navasota, Texas.

WHEREAS, the Bank desires to affiliate with Prosperity and Prosperity Bank, and Prosperity and Prosperity Bank desire to affiliate with the Bank by merging the Bank into Prosperity Bank, with Prosperity Bank as the surviving entity (the "Merger"); and

WHEREAS, the respective Boards of Directors of Prosperity, Prosperity Bank and the Bank believe that the acquisition of the Bank by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity, Prosperity Bank and the Bank have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity's willingness to enter into this Agreement, each of the members of the Board of Directors of the Bank, certain officers of the Bank and holders of more than 10% of Bank Common Stock (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the shares of Bank Common Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

This Agreement provides for the Merger of the Bank with and into Prosperity Bank, with Prosperity as the surviving entity, all pursuant to this Agreement. In connection with the Merger,

all of the issued and outstanding shares of common stock, $10.00 par value per share, of the Bank ("Bank Common Stock") shall be exchanged for such consideration as set forth in this Agreement.

I. THE MERGER

Section 1.1 The Merger . Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Bank shall be merged with and into Prosperity Bank (which, as the surviving bank, is hereinafter referred to as "Surviving Bank" whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Section 32.301 of the Texas Finance Code and Article 5 of the Texas Business Corporation Act ("TBCA").

Section 1.2 Articles of Association, Bylaws and Facilities of Surviving Bank . At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Association of Surviving Bank shall be the Articles of Association of Prosperity Bank as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Association of Surviving Bank, the Bylaws of Surviving Bank shall be the Bylaws of Prosperity Bank as in effect at the Effective Time. Unless and until changed by the Board of Directors of Surviving Bank, the main office of Surviving Bank shall be the main office of Prosperity Bank as of the Effective Time. The established offices and facilities of the Bank immediately prior to the Merger shall become established offices and facilities of Surviving Bank. Until thereafter changed in accordance with law or the Articles of Association or Bylaws of Surviving Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of the Bank and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Surviving Bank and shall be as effective and binding thereon as the same were with respect to the Bank and Prosperity Bank, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Surviving Bank . At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Association or Bylaws of Surviving Bank, the members of the Board of Directors of Prosperity Bank at the Effective Time shall be the Board of Directors of Surviving Bank. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Surviving Bank, the officers of Prosperity Bank immediately prior to the Effective Time shall be the officers of Surviving Bank.

Section 1.4 Effect of Merger . At the Effective Time, the corporate existence of the Bank and Prosperity Bank shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Surviving Bank, and Surviving Bank shall be deemed to be a continuation in entity and identity of the Bank and Prosperity Bank. All rights, franchises and interests of the Bank and Prosperity Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Bank by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Surviving Bank . At the Effective Time, Surviving Bank shall be liable for all liabilities of the Bank and Prosperity Bank. All debts, liabilities, obligations and contracts of the Bank and of Prosperity Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Bank or Prosperity Bank, as the case may be, shall be those of Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Bank or Prosperity Bank shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices . This Agreement shall be submitted to the shareholders of the Bank and the sole shareholder of Prosperity Bank in accordance with the terms of this Agreement, the applicable provisions of law and the respective Articles of Association and Bylaws of the Bank and Prosperity Bank. The Bank and Prosperity Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission ("SEC"), Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC"), the Texas Department of Banking ("TDB") and the Office of the Comptroller of the Currency (the "OCC").

Section 1.7 Tax Consequences . It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure . Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Bank as a result of such modification, (ii) the consideration to be paid to holders of Bank Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration .

(a) Unless otherwise adjusted as provided in Sections 2.2(b), 2.2(c) or 2.3 hereof, each share of Bank Common Stock issued and outstanding immediately prior to the

Effective Time (other than any Dissenting Shares (as defined in Section 2.4 hereof)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of shares of common stock, $1.00 par value, of Prosperity ("Prosperity Common Stock") equal to the quotient (the "Exchange Ratio") obtained by dividing 251,458 (the "Stock Consideration") by the number of shares of Bank Common Stock outstanding immediately prior to the Effective Time ("Bank Closing Shares"), plus cash in lieu of any fractional share of Prosperity Common Stock and (ii) an amount of cash equal to $8,625,000 (the "Cash Consideration," and together with the Stock Consideration, the "Merger Consideration") divided by the Bank Closing Shares (the "Per Share Cash Consideration"). At the Effective Time, all such shares of Bank Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each share of Bank Common Stock held in the treasury of the Bank and each share of Bank Common Stock owned by any direct or indirect wholly owned Subsidiary of the Bank immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Bank Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price (as defined in Section 2.2(d) hereof) by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Exchange Ratio .

(a) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Bank Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) In the event the Average Closing Price of Prosperity Common Stock shall be less than $29.16, the Bank may give notice of its intent to terminate this Agreement as provided in Section 9.1(f) hereof; subject to Prosperity's right, in its sole and absolute discretion, to (i) increase the Exchange Ratio, (ii) increase the Per Share Cash Consideration or (iii) increase both the Exchange Ratio and the Per Share Cash Consideration, so that as a result of such adjustments contemplated in the case of each of clause (i), (ii) and (iii), the Merger Consideration shall be no less than $17,113,840. If Prosperity elects to make the Walkaway Counter Offer (as defined in Section 9.1(f) hereof), it shall give prompt written notice to the Bank of such election (the "Walkaway Counter Offer Notice"). The Walkaway Counter Offer Notice, if given, shall set forth the adjustments to the Exchange Ratio and/or Per Share Cash Consideration, as the case may be, and shall include a calculation of the adjusted Merger Consideration. Any references in this Agreement to "Exchange Ratio" and "Per Share Cash Consideration" shall thereafter be deemed to refer to the Exchange Ratio and the Per Share Cash Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

(c) In the event the Average Closing Price of Prosperity Common Stock shall be greater than $39.45, Prosperity shall (i) decrease the Exchange Ratio, (ii) decrease the Per Share Cash Consideration or (iii) decrease both the Exchange Ratio and the Per Share Cash Consideration, so that as a result of such adjustments contemplated in the case of each of clause (i), (ii) and (iii), the Merger Consideration shall be no more than $19,888,837. Prosperity shall have the sole discretion to determine which of the foregoing actions it will take. Upon the occurrence of any adjustment pursuant to this Section 2.2(c), any references in this Agreement to "Exchange Ratio" and "Per Share Cash Consideration" shall thereafter be deemed to refer to the Exchange Ratio and the Per Share Cash Consideration after giving effect to such adjustments.

(d) "Average Closing Price" of Prosperity Common Stock shall be the average of the closing price per share of Prosperity Common Stock on The Nasdaq Stock Market, Inc. Global Select Market ("Nasdaq") (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on and including the tenth trading day (a) preceding the Closing Date.

Section 2.3 Adjustment to Merger Consideration for Equity Capital . In the event that the Bank's Equity Capital (as defined below) on the Closing Date shall be less than $8,750,000, the Cash Consideration, as may have been adjusted pursuant to Sections 2.2(b) or 2.2(c) hereof, will be reduced by an amount equal to the difference between the Bank's Equity Capital on the Closing Date and $8,750,000. For purposes of this Agreement, "Equity Capital" shall equal the sum of the capital stock, capital surplus and retained earnings of the Bank, excluding unrealized securities gains or losses, as determined pursuant to generally accepted accounting principles ("GAAP"). For purposes of calculating Equity Capital, the Bank (a) may exclude the following amounts to the extent paid or accrued for by the Bank between the date hereof and the Closing Date (i) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby and (ii) the after-tax amount of any fees and commissions paid by the Bank to Howe, Barnes, Hoefer & Arnett, Inc. as set forth in Schedule 3.21, and (b) must include adjustments made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to reductions for (1) the after-tax amount of any fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby, other than fees payable to Howe, Barnes, Hoefer & Arnett, Inc. as set forth in Schedule 3.21, (2) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Bank's insurance policies pursuant to Section 5.9 hereof, (3) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Bank's contracts with any provider of electronic banking and data processing services following the Closing Date, (4) the after-tax cost to terminate any existing employment agreements, change in control agreements, salary continuation agreements or other similar agreements between the Bank and any other person, including those pursuant to Section

10.5 hereof, (5) the after-tax amount of any retention payment as set forth in Schedule 5.2(b)(vii), (6) the after-tax amount of any cost to fully fund all employee benefit and retirement plans and (7) any amount required to be added to the Bank's allowance for loan losses pursuant to Section 5.14 hereof. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Prosperity pursuant to Section 5.8 hereof.

Section 2.4 Dissenting Shares . Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has properly perfected his dissenter's rights of appraisal by following the exact procedure required by the National Bank Act of the United States of America (the "NBA"), is referred to herein as a "Dissenting Share." Each Dissenting Share owned by each holder thereof who has not exchanged his certificates representing shares of Bank Common Stock for the Merger Consideration or otherwise has not effectively withdrawn or lost his dissenter's rights, shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the NBA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the NBA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the NBA. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter's rights under the applicable provisions of the NBA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.5 Exchange of Shares .

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the "Exchange Agent") (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, as may be adjusted pursuant to Sections 2.2(b), 2.2(c) and 2.3 hereof, (B) to holders of Dissenting Shares pursuant to Section 2.4 hereof, if any, and (C) to holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. The Exchange Agent shall promptly deliver the stock certificates representing shares of Prosperity Common Stock and the cash payment upon surrender of certificates representing shares of Bank Common Stock.

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Bank Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Bank shall be closed and there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Bank for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5 shall be returned to Prosperity upon demand, and any shareholders of the Bank who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, Prosperity Bank, the Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Common Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to Prosperity as set forth below. On or prior to the date hereof, the Bank has delivered to Prosperity disclosure schedules ("Disclosure Schedules") referred to in this Article III. The Bank agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days prior to the date of Closing.

Section 3.1 Organization .

(a) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the State of Texas. The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC. The Bank does not have "trust powers" and does not conduct trust activities.

(b) The Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Bank.

(c) True and complete copies of the Articles of Association and Bylaws of the Bank, each as amended to date, have been delivered or made available to Prosperity Bank.

(d) The Bank (i) does not have any Subsidiaries (as defined in Section 13.1 hereof) or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Bank.

(e) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization .

(a) The authorized capital stock of the Bank consists of 172,500 shares of Bank Common Stock, 165,900 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Bank Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) There are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(c) There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any authorized and unissued Bank Common Stock.

(d) The Bank does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than as set forth in Schedule 3.2(d) and pursuant to the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit A, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Bank Common Stock.

Section 3.3 Approvals; Authority .

(a) The Bank has full corporate power and authority to execute and deliver this Agreement (and any related documents), and the Bank has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Bank. The Board of Directors of the Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Bank and its shareholders, and has directed that the Agreement be submitted to the Bank's shareholders for approval and adoption. Except for the approval of the shareholders of the Bank, no further actions or corporate proceedings on the part of the Bank are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Bank and is a duly authorized, valid, legally binding agreement of the Bank enforceable against the Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

Section 3.4 Investments . The Bank has furnished to Prosperity a complete list, as of December 31, 2006, of all securities, including municipal bonds, owned by the Bank (the "Securities Portfolio"). Except as set forth in Schedule 3.4, all such securities are owned by the Bank (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Bank equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements .

(a) The Bank has furnished or made available to Prosperity true and correct copies of its (i) audited balance sheets as of December 31, 2006 and 2005, and the related statements of income and statements of changes in shareholders' equity and cash flows for the years ended December 31, 2006, 2005 and 2004, accompanied by the report thereon of the Bank's independent auditors and (ii) unaudited balance sheets and related statements of income and statements of changes in shareholders' equity and cash flows as of and for the nine months ended March 31, 2007. The Bank has also delivered to Prosperity a true and correct copy of the Consolidated Reports of Condition and Income ("Call Reports") filed by the Bank with the appropriate regulatory authorities for each of the periods during the three years ended December 31, 2006 and for the three months ended March 31, 2007. The audited and unaudited financial information and Call Reports referred to in this Section 3.5(a) are collectively referred to in this Agreement as the "Bank Financial Statements."

(b) Each of the Bank Financial Statements fairly presents the financial position of the Bank and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis except for the Call Reports, which are in compliance with regulatory accounting principles.

(c) As of the dates of the Bank Financial Statements referred to above, the Bank did not have any material liabilities, fixed or contingent, except as set forth or provided for in such Bank Financial Statements or otherwise disclosed in this Agreement, the Disclosure Schedules or in any of the documents delivered to Prosperity.

Section 3.6 Loan Portfolio and Reserve for Loan Losses .

(a) With respect to the loans of the Bank reflected as assets in the Bank Financial Statements as of December 31, 2006 and all currently outstanding loans (collectively, the "Loans"), other than as set forth in Schedule 3.6, (i) each note evidencing a Loan or credit agreement or security instrument related to a Loan was the valid and binding obligation of the obligor named therein, enforceable in accordance with the terms thereof, and (ii) there are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the Bank's records, and no claim or defense as to the enforcement of any Loan has been asserted and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The allowance for loan losses shown on the Bank Financial Statements as of December 31, 2006, was, and the allowance for loan losses to be shown on any financial statements or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of the Bank, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and the allowance for loan losses has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters .

(a) Except as set forth in Schedule 3.7(a), as of March 31, 2007, the Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Bank or any regulatory agency with supervisory jurisdiction over the Bank, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Bank, or any 10% or more shareholder of the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Bank including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Bank and which violation could have a Material Adverse Effect on the Bank.

(b) Schedule 3.7(b) contains the "watch list of loans" of the Bank ("Watch List") as of March 31, 2007. Except as set forth in Schedule 3.7(b), to the knowledge of the Bank, there is no loan agreement, note or borrowing arrangement which should be included on a Watch List in accordance with the Bank's ordinary course of business and consistent with prudent banking principles.

Section 3.8 Real Property Owned or Leased .

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.8(a) contains a true, correct and complete list of all real property owned or leased by the Bank or each of the Banks (the "Bank Real Property"). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.8(a), title insurance policies for the real property owned referred to in Schedule 3.8(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been or will be furnished or made available to Prosperity.

(b) No lease with respect to any Bank Real Property and no deed with respect to any Bank Real Property contains any restrictive covenant that materially restricts the use or value of such Bank Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Bank is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Bank or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank. No condemnation proceeding is pending or, to the Bank's knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

(d) The Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, all Bank Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Bank and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9 Personal Property . The Bank has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the "Bank Personalty"), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Bank Personalty. Subject to ordinary wear and tear, the Bank Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10 Environmental Laws . The Bank and any properties or business owned or operated by the Bank, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. The Bank has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by the Bank, (i) no Bank Real Property, (ii) no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Bank, or owned, operated or leased by the Bank within the ten years preceding the date of this Agreement and (iii) to the knowledge of the Bank, no real property held by the Bank as collateral, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the knowledge of the Bank, (A) no asbestos was used in the construction of any portion of any Bank Real Property and (B) no real property currently owned by it is, or has been, a heavy industrial site or landfill. There are no underground storage tanks used for the storage of Hazardous Materials at any Bank Real Property, or at any of the Properties acquired by foreclosure or deeded in lieu thereof, and no underground storage tanks used for the storage of Hazardous Materials have been closed or removed from any Bank Real Property.

"Environmental Laws," as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

"Hazardous Materials," as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words "Hazardous Material" shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Bank and its Subsidiaries in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.11 Litigation and Other Proceedings . Except as set forth in Schedule 3.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of the Bank, threatened before any court or administrative body in any manner against the Bank, or any of their respective properties or capital stock. The Bank will notify Prosperity Bank promptly in writing of any such proceedings threatened or instigated against the Bank, or, to the knowledge of the Bank, any officer or director thereof subsequent to the date of this Agreement. The Bank does not know of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Bank or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. The Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.12 Taxes .

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

"Affiliated Group" means any affiliated group within the meaning of Code § 1504(a).

"Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation § 1.1502-13.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Bank is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) The Bank has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which the Bank is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Bank and any affiliated, consolidated, combined or unitary group of which the Bank is or was a member (whether or not shown on any Tax Return) have been paid. Except as set forth in Schedule 3.12(b), the Bank is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Bank does not file Tax Returns that the Bank is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Bank to pay any Tax.

(c) The Bank has collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Bank either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of the Bank has knowledge based upon personal contact with any agent of such authority. Schedule 3.12(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Bank for taxable periods beginning after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Bank has made available to Prosperity Bank correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 2002.

(e) The Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Bank has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Bank has not participated in any reportable transaction or listed transaction as defined under Section 6011 of the Code. If the Bank has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Except as set forth in Schedule 3.12(f), neither the Bank (i) is not a party to any Tax allocation or sharing agreement, (ii) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Bank does not have a deferred gain or loss arising out of any Deferred Intercompany Transaction.

(h) The Bank is not required to make any adjustment (i) under Code § 481(a) by reason of a change in accounting method, (ii) as a result of a "closing agreement" described in Code § 7121, (iii) as a result of an installment sale or open transaction disposition made prior to the Closing Date or (iv) as a result of a prepaid amount received on or prior to the Closing Date.

(i) The unpaid Taxes of the Bank and its Subsidiaries (i) did not, as of December 31, 2006, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Bank Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Bank in filing its Tax Returns.

Section 3.13 Contracts and Commitments .

(a) Except as set forth in Schedule 3.13, the Bank is not a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.20 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.19(a);

(iii) except as set forth in Schedule 3.8(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred (100) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Bank;

(viii) agreement, contract or indenture related to the borrowing by the Bank of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Bank or holder of more than ten percent (10%) of the issued and outstanding Bank Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features;

(xi) contracts, other than the foregoing, with payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in the Disclosure Schedules or in any document delivered or referred to or described in writing by the Bank to Prosperity;

(xii) any agreement containing covenants that limit the ability of the Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Bank (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency);

(xiii) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xiv) any agreement pursuant to which the Bank may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.13 is valid and binding on the Bank and is in full force and effect. The Bank has in all material respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which the Bank is a party or by which the Bank is bound or under any provision of its Articles of Association or Bylaws.

Section 3.14 Insurance .

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either the Bank (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $25,000 is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Bank (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Bank is a party; (iii) are adequate for the business conducted by the Bank in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Bank an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. The Bank is not in default under any such policy or bond, and all material claims thereunder have been filed. The Bank has not been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15 No Conflict With Other Instruments . The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Articles of Association or Bylaws of the Bank or (ii) assuming all required shareholder and regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.15 are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Bank to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Bank is a party, or by which any of its properties or assets may be bound or affected.

Section 3.16 Compliance with Laws and Regulatory Filings . The Bank is in compliance with all applicable federal, state and local laws, rules, regulations and orders. Except for approvals by regulatory authorities having supervisory jurisdiction over the Bank and the consents of the third parties set forth in Schedule 3.15, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Bank in connection with the execution, delivery and performance by the Bank of this Agreement and the transactions contemplated hereby or the resulting change of control of the Bank except for certain instruments necessary to consummate the Merger contemplated hereby. The Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the OCC, or any other regulatory authority having supervisory jurisdiction over the Bank, and such reports, registrations and statements as finally amended or corrected, are true and correct in all respects.

Section 3.17 Absence of Certain Changes . Since December 31, 2006 (i) the Bank has conducted its business in the ordinary and usual course consistent with past practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Bank.

Section 3.18 Employment Relations . The relations of the Bank with its employees is satisfactory. The Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Bank has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman's compensation insurance and social security and similar taxes, and no person has asserted to the Bank that the Bank is liable for any arrearages of wages, workman's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans .

(a) Schedule 3.19(a) lists all employee benefit plans, arrangements or agreements providing benefits to any current or former employees, directors or consultants of the Bank that are sponsored or maintained by the Bank or to which the Bank contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Bank, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan ("Bank Employee Plan"). There is no pending or, to the knowledge of the Bank, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Bank Employee Plan. All of the Bank Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Bank Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Bank under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Bank Employee Plan have been made by the due date thereof.

(b) The Bank does not have any obligations for post-retirement or post-employment benefits under any Bank Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Bank Employee Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and the Bank is not aware of any event or circumstance that would disqualify any such Bank Employee Plan. The Bank has provided or made available copies of the most recent Form 5500 filings for the applicable Bank Employee Plans.

(c) No employee benefit plans of the Bank or its ERISA Affiliates (as defined below) (the "Bank Plans") are "multiemployer plans" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans"). None of the Bank or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Bank, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. No Bank Plan is subject to Title IV of ERISA, and none of the Bank or any of its respective ERISA Affiliates has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(d) There does not now exist, nor, to the knowledge of the Bank, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Bank now or following the Closing. "Controlled Group Liability" means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Bank that, individually or in the aggregate, could give rise to the payment by the Bank of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, The Bank does not have any liability to provide post-retirement health or life benefits to any employee or former employee of the Bank.

(f) "ERISA Affiliates" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20 Deferred Compensation and Salary Continuation Arrangements . Schedule 3.20 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Bank, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, fully accrued for on the Bank Financial Statements.

Section 3.21 Brokers, Finders and Financial Advisors . Other than as set forth in Schedule 3.21, neither the Bank nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.22 Accounting Controls . The Bank has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Bank; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Bank or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of the Bank is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Bank; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23 Derivative Contracts . The Bank is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Bank Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits . No deposit of the Bank is a "brokered" deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.25 Community Reinvestment Act . The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) ("CRA") and all regulations promulgated thereunder. The Bank has received a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.26 Intellectual Property Rights . Schedule 3.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Bank or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the "Intellectual Property"). The Bank owns or has the right to use and continue to use the Intellectual Property in the operation of its business. The Bank is, to its knowledge, not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Bank used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

The Bank is not engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Bank or the Surviving Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.27 Fraud; Bank Secrecy Act; USA PATRIOT Act . The Bank has neither had nor suspected any incidents of fraud or defalcation during the last two years. The Bank is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, the Bank is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.28 Shareholders' List . The Bank has provided or made available to Prosperity a list of the holders of shares of Bank Common Stock as of a date within ten (10) business days prior to the date hereof, containing for the Bank's shareholders the names, addresses and number of shares held of record, which shareholders' list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.29 SEC Status; Securities Issuances. The Bank is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by The Bank and any Subsidiary have been registered under the Securities Act and/or the Securities Act of the State of Texas, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30 Fiduciary Responsibilities. The Bank has performed in all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.31 Dissenting Shareholders. The Bank and its directors and executive officers have no knowledge of any plan or intention on the part of any shareholder of the Bank to make written demand for payment of the fair value of such holder's shares of Bank Common Stock in the manner provided in Article 5 of the TBCA.

Section 3.32 Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state applicable to the Bank.

Section 3.33 Fairness Opinion . Prior to the execution of this Agreement, the Bank has received an opinion from Howe, Barnes, Hoefer & Arnett, Incorporated dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Bank pursuant to this Agreement is fair to such shareholders from a financial point of view, and such opinion will be updated as of the date of the Proxy Statement (defined in Section 3.34 hereof). Such opinion has not been amended or rescinded.

Section 3.34 Bank Information. None of the information relating to the Bank that is provided by the Bank for inclusion in (i) a proxy statement (including any amendment or supplement thereto) to be prepared by the Bank in accordance with the Bank's Articles of Association, Bylaws and applicable law (the "Proxy Statement") and mailed to the Bank's shareholders in connection with the solicitation of proxies by the Board of Directors of the Bank for use at a special meeting of the Bank's shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the "Bank Shareholder Meeting"), any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the "Securities Act") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Bank as set forth below.

Section 4.1 Organization .

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest ("Delaware Interests") of Prosperity Holdings of Delaware, LLC ("Delaware Company"). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank ("Prosperity Bank Stock"). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this

Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2 Capitalization .

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 43,831,146 shares of which are issued and 43,794,058 shares of which are outstanding as of the date of this Agreement and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Stock and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Stock or the Prosperity Bank Stock, or to Prosperity's knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Approvals; Authority .

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The Board of Directors of Prosperity has approved this Agreement and the matters contemplated herein. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been authorized, duly executed and delivered by Prosperity and is a legal, valid and binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

(c) The Board of Directors of Prosperity Bank has approved this Agreement and the matters contemplated herein. Except for the approval of the sole shareholder of Prosperity Bank, no further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been authorized, duly executed and delivered by Prosperity Bank and is a legal, valid and binding agreement of Prosperity Bank enforceable against Prosperity Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments . The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (ii) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5 Litigation and Other Proceedings . There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity's knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements .

(a) Prosperity has furnished or made available to the Bank true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, which contains Prosperity's audited consolidated balance sheets as of December 31, 2006 and 2005, and the related statements of income and statements of changes in shareholders' equity and cash flow for the years ended December 31, 2006, 2005 and 2004. The financial statements referred to above included in the Form 10-K are collectively referred to herein as the "Prosperity Financial Statements."

(b) Each of the Prosperity Financial Statements fairly presents the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to the Bank.

Section 4.7 Securities and Exchange Commission Reporting Obligations . Since December 31, 2003, Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8 Compliance with Laws and Regulatory Filings . Prosperity and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them, except where such noncompliance would not result in a Material Adverse Effect on Prosperity. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

Section 4.9 Absence of Certain Changes . Since December 31, 2006, (i) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.10 Prosperity Information. None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

V. COVENANTS OF THE BANK

The Bank covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Bank .

(a) The Bank will, as soon as practicable, take all action in accordance with applicable laws and its Articles of Association and Bylaws (including, without limitation, publishing prior notice of the Bank Shareholder Meeting as required by Section 214a of the NBA) necessary to duly call, give notice of, convene and hold a the Bank Shareholder Meeting at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of the Bank will recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, and the Bank will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Bank will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Bank Pending Closing .

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Bank shall:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Bank or any Subsidiary, (c) the institution or threat of any material litigation against the Bank or any Subsidiary or (d) any event or condition that would reasonably be expected to cause any of the representations or warranties of the Bank contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on the Bank; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Bank or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by law or regulation or (iii) to the extent Prosperity consents in writing (which consent shall not be unreasonably withheld), the Bank shall not:

(i) adjust, split, combine or reclassify any of the Bank Common Stock or other capital stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and prudent banking principles or (C) would exceed $50,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $50,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), "Borrower" means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and prudent banking practices;

(vii) grant any retention, severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Bank, either individually or as part of a class of similarly situated persons, other than as set forth in Schedule 5.2(b)(vii);

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix)(A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Bank Common Stock, including the declaration or payment of any dividend during fiscal 2007, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Bank Common Stock;

(x) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xi) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including "other real estate owned") or interest therein;

(xii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Bank's past practices and prudent banking practices;

(xiv) charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

(xv) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xvii) amend or change any provision of the Articles of Association, Bylaws or other governing documents of the Bank;

(xviii) make any capital expenditure, except pursuant to commitments made prior to the date of this Agreement and set forth in Schedule 5.2(b)(xviii);

(xix) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xx) prepay any indebtedness or other similar arrangements so as to cause the Bank to incur any prepayment penalty thereunder;

(xxi) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiii) settle any claim, action or proceeding involving payment by it of money damages or impose any material restriction on the operations of the Bank; or

(xxiv) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of December 31, 2006, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

Section 5.3 Access to Properties and Records .

(a) To the extent permitted by applicable law, the Bank shall upon reasonable notice from Prosperity to the Bank to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books, records of the Bank during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Bank, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Bank as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Bank will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Bank and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Bank all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings . To the extent permitted by law, the Bank will furnish Prosperity with all information concerning the Bank required for inclusion in (i) any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including the Registration Statement, and any applicable state securities authorities. The Bank agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Bank contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Bank contained in such document or draft was furnished by the Bank expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Bank expressly for use therein. The Bank further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

Section 5.5 Standstill Provision . So long as this Agreement is in effect, the Bank shall not and the Bank agrees to use its best efforts to cause its and directors, officers, employees, agents and representatives not to entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of the Bank. The Bank agrees to notify Prosperity of any such unsolicited acquisition proposal orally, within one (1) business day and in writing within two (2) business days of its receipt, and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction. The Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any such unsolicited acquisition proposal. The Bank will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Affiliates' Letters . No later than the fifteenth (15th) day following the date of execution of this Agreement, the Bank shall deliver to Prosperity, after consultation with legal counsel, a list of names and addresses of each person who is, or is reasonably likely to be, as of the date of the Bank Shareholder Meeting, deemed an "affiliate" of the Bank within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Prosperity identifies (by written notice to the Bank within five business days after receipt of such list) as possibly being a person who may be deemed to be an "affiliate" of the Bank within the meaning of Rule 144. The Bank shall use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of the Bank identified as aforesaid, to execute and deliver to Prosperity not later than the thirtieth (30th) day following the date of execution of this Agreement, a letter dated as of the date of delivery thereof in substantially the form of Exhibit B attached hereto.

Section 5.7 Employment Agreement; Non-Competition Agreements.

(a) The Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, an employment and non-competition agreement executed by Michael E. Harris, to be effective as of the Effective Time.

(b) The Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a non-competition agreement executed by each of the directors of the Bank in substantially the form attached hereto as Exhibit C.

Section 5.8 Conforming Accounting Adjustments. The Bank shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Bank to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Bank (i) of any adverse circumstances for purposes of determining whether the conditions to Prosperity's obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity's obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Prosperity Common Stock issuable hereunder. No adjustment required by Prosperity shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to the Bank.

Section 5.9 Ongoing Insurance Coverage . The Bank will use its best efforts to provide, for a period of not less than three (3) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (i) current directors and officers insurance policy (or comparable coverage), (ii) employment practices liability insurance and (iii) current bankers blanket bond (or comparable coverage) for each of the directors and officers of the Bank currently covered under comparable policies held by the Bank.

Section 5.10 Attendance at Certain Bank Meetings . In order to facilitate the continuing interaction of Prosperity with the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Bank, subject to the limitation in this Section 5.10, the Bank agrees to allow Prosperity to designate two representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of the Bank (including, but not limited to, meetings of the officers' loan committee). The Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity's confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Bank, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Prosperity at the Bank's board or committee meetings under this Section 5.10 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Bank. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Prosperity's designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.11 Consents to Assign and Use Leased Premises . With respect to the leases disclosed in Schedule 3.8(a), the Bank will use its reasonable best efforts, and Prosperity shall reasonably cooperate with the Bank at the Bank's request, to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Bank and its Subsidiaries to Prosperity and to permit the use and operation of the leased premises of the Bank or the Banks by Prosperity.

Section 5.12 Releases.

(a) Each of the directors and officers (with a title of Vice President or above as of the date hereof) of the Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a release in the form of Exhibit D attached hereto ("Director/Officer Release") effective as of the Effective Time releasing the Bank from any and all claims of such directors and officers (except as described in such instrument).

(b) The Bank will deliver, contemporaneously with the execution of this Agreement, a release in the form of Exhibit E attached hereto ("Bank Release") effective as of the Effective Time releasing the directors and officers who executed a Director/Officer Release from claims of the Bank (except as described in such instrument).

Section 5.13 Environmental Investigation; Rights to Terminate Agreement .

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Bank has such right (at Prosperity's cost and expense), but not the obligation or responsibility, to inspect any Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses ("Environmental Inspections") at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Bank of any property for which it intends to conduct such a secondary investigation, the reasons for such secondary investigation and the identity of any persons who will conduct such secondary investigation(s), (ii) submit a written work plan to the Bank for such secondary investigation, for which Prosperity agrees to afford the Bank the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments) and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Bank of such secondary investigations, and the Bank may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Bank agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Bank or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Bank for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. The foregoing indemnities shall survive the Closing, or, if the Closing does not occur, survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Bank in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Bank reasonable prior written notice of Prosperity's intentions so as to enable the Bank to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by

Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Bank; (ii) any past or present event, condition or circumstance that would require remedial or cleanup action under Environmental Laws involving an expenditure in excess of the lesser of $25,000 or that could reasonably be expected to have a Material Adverse Effect on the Bank; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank for the storage of Hazardous Materials in, on or under any Bank Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could reasonably be expected to have a Material Adverse Effect on the Bank; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Bank Real Property, the removal of abatement of which would have a Material Adverse Effect on the Bank. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.13(c), Prosperity promptly shall deliver to the Bank copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Bank Real Property.

(d) The Bank agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Bank Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Bank. The Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity's cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.14 Reserve for Loan Losses. The Bank shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.3% of total loans; provided, however, that if the allowance for loan losses is less than 1.3% of total loans on the business day immediately prior to the Closing Date, the Bank shall take all action necessary to increase the allowance for loan losses to an amount equal to 1.3% of total loans on such date.

Section 5.15 Termination of Shareholders' Agreement. The Bank agrees to use its best efforts to obtain from each shareholder who is a party to the Shareholders Buy and Sell Agreement dated as of May 9, 1983 ("Bank Shareholder Agreement") with respect to shares of Bank Common Stock, and deliver to Prosperity as soon as practicable, but in no event later than ten (10) days prior to the Bank Shareholder Meeting, an executed counterpart to a termination agreement that provides for the termination of the Bank Shareholder Agreement. Such termination agreement shall be in form and substance satisfactory to Prosperity and shall provide that if this Agreement is terminated prior to the Effective Time, the Bank Shareholder Agreement will again be in effect.

VI. COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Bank as follows:

Section 6.1 Best Efforts. Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file all necessary applications with the Federal Reserve, the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Bank with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

Section 6.2 Registration Statement. As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement") and any other applicable documents, relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Bank pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. The Bank and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Bank and the meeting of the Bank's shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Bank's shareholders and Prosperity's shareholders, at the time of the Bank Shareholders' Meeting and the meeting of shareholders of Prosperity, each held to approve the Agreement and the transactions contemplated hereby, and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement and any amendment thereto (the "Prospectus") will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by the Bank for use in the Registration Statement or the Prospectus.

Section 6.3 Nasdaq Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its reasonable best efforts to effect said listing.

Section 6.4 Rule 144 Compliance. For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for "Affiliates" of the Bank to sell shares of Prosperity Common Stock in accordance with Rule 145 of the Securities Act), Prosperity shall use its reasonable best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 6.5 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Bank pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be delivered to the shareholders of the Bank pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity.

Section 6.6 Access to Properties and Records.

(a) To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Bank to Prosperity to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Bank full access to the properties, books, records of Prosperity and its Subsidiaries during normal business hours in order that the Bank may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (ii) furnish the Bank with such additional financial and operating data and other information as to the business and properties of Prosperity as the Bank shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Prosperity will deliver or make available to the Bank all unaudited quarterly financial statements prepared for the internal use of management of Prosperity and all Call Reports filed by Prosperity Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, the Bank will return to Prosperity all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

VII. MUTUAL COVENANTS OF PROSPERITY

AND THE BANK

Section 7.1 Notification; Updated Disclosure Schedules. The Bank shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Bank, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party

44

may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Bank and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality. Prosperity and the Bank shall not, and will cause their respective representatives to not disclose, directly or indirectly, before or after the consummation or termination of this Agreement, any confidential information, whether written or oral ("Subject Information") acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term "Subject Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3 Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Bank shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) The Bank shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date. Prosperity agrees that the employees of the Bank who continue their employment after the Closing Date (the "Bank Employees") will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Bank Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Bank Employee will be entitled to credit for prior service with the Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock incentive plans), sponsored by Prosperity or Prosperity Bank to the extent the Bank sponsored a similar type of plan in which the Bank Employees participated immediately prior to the Closing Date, including without limitation, for purposes of sick leave and vacation time accrual. To the extent permitted by such plans, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Bank Employee and their eligible dependents, unless such waiting periods or exclusions would not have been waived under the similar plans of the Bank in which such Bank Employee participated immediately prior to the Closing Date. For purposes of determining Bank Employee's benefits for the calendar year in which the Merger occurs under Prosperity's vacation program, any vacation taken by a Bank Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Bank Employee for such calendar year. Prosperity further agrees to credit each Bank Employee and their eligible dependents for the year during which coverage under Prosperity's group health plan begins, with any deductibles already incurred during such year, under the Bank's group health plan.

(c) Each Bank Employee shall be entitled to credit for past service with the Bank for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity's employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity's 401(k) Profit Sharing Plan).

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date ("Closing Date") as soon as practicable within a sixty (60) day period commencing with the latest of the following dates:

(a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Bank, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Bank, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Bank shall elect whether or not such proceeding has been brought to a conclusion.

A meeting ("Closing") will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Bank and the regulatory approvals of the Federal Reserve Board, FDIC, TDB and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the TDB ("Effective Time").

IX. TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Bank at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and twentieth (120th) day following the date of this Agreement, unless regulatory approval has not been received within the time required to consummate the Merger on or before the 120th day, in which case the Merger shall not have become effective on or before the one hundred and fiftieth (150th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Prosperity, Prosperity Bank and the Bank; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Bank if (i) Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article XI have not been met or waived by the Bank. In the event the Board of Directors of the Bank desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Prosperity if (i) the Bank shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Bank contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article X have not been met or waived by Prosperity. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify the Bank in writing of its intent to terminate stating the cause therefor. The Bank shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing by either Prosperity or the Bank if the approval of the shareholders of the Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Bank Shareholder Meeting at which they consider the Agreement.

(e) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity, Prosperity Bank and the Bank and the approval of such action by their respective Boards of Directors.

(f) This Agreement may be terminated any time prior to Closing by the Board of Directors of the Bank at any time during the five-day period immediately following the tenth trading day immediately preceding the Closing Date (the "Determination Date"), if the Average Closing Price of the Prosperity Common Stock shall be less than $29.16, subject to the following. If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Prosperity shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.2(b) hereof ("Walkaway Counter Offer"). If Prosperity elects to make the Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice (as defined in Section 2.2(b) hereof) to the Bank during the five-day period following receipt of the termination notice previously sent by the Bank, whereupon the such notice of termination shall be null and void and of no effect, the Bank shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(f) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and/or Per Share Cash Consideration, as the case may be). Any references in this Agreement to "Exchange Ratio" and "Per Share Cash Consideration" shall thereafter be deemed to refer to the Exchange Ratio and the Per Share Cash Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

If Prosperity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Determination Date, the prices for the Prosperity Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(f).

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Prosperity or the Bank as provided in Section 9.1 hereof and abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of this Section 9.2, Section 7.2 and Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

X. CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Bank in this Agreement must have been true and correct when made and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, without regard to any materiality qualifiers contained therein, and Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Bank and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Bank to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Bank or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Bank or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Bank; provided, however, that such a change for purposes of this Section 10.3, does not include a change with respect to, or effect on, the Bank resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact the Bank more adversely than other similarly situated financial institutions.

Section 10.4 Releases. Each director and officer (with a title of Vice President or above) of the Bank shall have delivered to Prosperity a Director/Officer Release in the form of Exhibit D attached hereto. The Bank shall have delivered to each of the directors and officers of the Bank who executed a Director/Officer Release, a Bank Release in the form of Exhibit E attached hereto.

Section 10.5 Termination of Bank Employment and Salary Continuation Agreements.

(a) The Change in Control Employment Agreement, dated as of March 13, 1997 ("Former Employment Agreement"), between the Bank and Michael E. Harris shall have been terminated and Mr. Harris shall have executed a termination and release agreement with respect to the Former Employment Agreement.

(b) The Salary Continuation Agreement, dated as of October 12, 2000, between the Bank and Michael E. Harris shall be terminated, the Bank shall pay to Mr. Harris the amount set forth in Schedule 10.5 and Mr. Harris shall have executed a termination and release agreement with respect to the termination of the Salary Continuation Agreement.

Section 10.6 Employment Agreement; Non-Competition Agreements.

(a) Michael E. Harris shall have entered into an employment and non-competition agreement with Prosperity Bank as set forth in Section 5.7 hereof.

(b) Each of the directors of the Bank shall have entered into a non-competition agreement in substantially the form of Exhibit C attached hereto.

Section 10.7 Reserve for Loan Losses. As of the last day of the calendar month immediately preceding the Closing Date, the reserve for loan losses of the Bank shall be an amount that is at least 1.3% of total loans as of such date.

XI. CONDITIONS TO OBLIGATIONS OF THE BANK

The obligation of the Bank under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Bank in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement must have been true and correct when made and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, without regard to any materiality qualifiers contained therein, and the Bank shall have been furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Bank shall have received a certificate signed by the by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity; provided, however, that such a change for purposes of this Section 11.3, does not include a change with respect to, or effect on, Prosperity resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including, without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Prosperity more adversely than other similarly situated financial institutions.

XII. CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE BANK

The respective obligations of Prosperity and the Bank under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Bank, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, the OCC and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Prosperity or the Surviving Bank which are unacceptable to Prosperity; provided, however, that any branch divestiture required by any governmental agency shall not be deemed to impose unacceptable restrictions on the operations of Prosperity, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Bank may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Bank shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Bank shall have received an opinion of counsel to the Bank, and Prosperity shall have received an opinion of counsel to Prosperity, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Bank, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state's securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Bank pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) "Affiliate" means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) "Material Adverse Effect" with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(c) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Bank contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.4, 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Bank at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Bank pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.

Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity or Prosperity Bank:

Prosperity Bancshares, Inc

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention:            Mr. David Zalman

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention:            Ms. Charlotte M. Rasche

If to the Bank:

The Bank of Navasota, N.A.

109 West Washington

Navasota, Texas 77868

Fax No.: (936) 825-7618

Attention:            Mr. Michael E. Harris

With a copy to:

Temple & Temple

400 W. 15th Street, Suite 1510

Austin, Texas 78701

Fax No.: (512) 477-4478

Attention:            Mr. Larry E. Temple

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.11 Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with the Disclosure Schedules, exhibits and any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

		By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer
ATTEST:

By:	/s/ James D. Rollins III
James D. Rollins III
President and Chief Operating Officer
PROSPERITY BANK

		By:	/s/ David Zalman
David Zalman
Senior Chairman of the Board and Chief Executive Officer
ATTEST:

By:	/s/ James D. Rollins III
James D. Rollins III
President and Chief Operating Officer
THE BANK OF NAVASOTA, N.A.

		By:	/s/ Michael E. Harris
Michael E. Harris
Chairman of the Board
ATTEST:

By:	/s/ Claudia Rodriguez
Claudia Rodriguez
Vice President/Cashier

[Signature Page to Agreement and Plan of Reorganization]